Exhibit 3.1
EXHIBIT A
TO CERTIFICATE, AMENDMENT OR WITHDRAWAL OF DESIGNATION OF
SERIES E REDEEMABLE PREFERRED STOCK OF
APPLIED DIGITAL CORPORATION

IT IS HEREBY CERTIFIED THAT:

1.    The Certificate of Designations of Series E Redeemable Preferred Stock of Applied Digital Corporation (the “Corporation”) is hereby amended by striking out Section 1.1(d)(i)(A) thereof and by substituting in its place the following new Section:

“(A)    The holders of shares of Series E Preferred Stock shall be entitled to receive, and the Corporation shall pay, out of legally available funds, dividends on each share of Series E Preferred Stock at an annual rate of 9.0% of the Stated Value. Dividends will be declared and accrued monthly. Such dividends shall be payable upon Board approval, which may not be monthly, out of legally available funds in cash. Dividends payable on the Series E Preferred Stock for any Dividend Period (as defined below) (including any Dividend Period during which any shares of Series E Preferred Stock shall be redeemed) shall be computed on the basis of twelve 30-day months and a 360-day year. The holders of shares of Series E Preferred Stock are not entitled to any dividend in excess of full cumulative dividends on shares of Series E Preferred Stock. Such dividends shall be payable upon Board approval, which may not be monthly, out of legally available funds in cash.”

2.    The Certificate of Designations of Series E Redeemable Preferred Stock of the Corporation is hereby amended by striking out Section 1.1(e)(i)(A) thereof and by substituting in its place the following new Section:

“(A)    Subject to the restrictions described herein and unless prohibited by Nevada law governing distributions to stockholders of a corporation, each holder of shares of Series E Preferred Stock is entitled to redeem any portion of the outstanding Series E Preferred Stock held by such holder (a “Holder Optional Redemption”). At the option of the Board, in its sole discretion and taking into account the Corporation’s reserves and other considerations as the Board may determine, a Holder Optional Redemption may be redeemed in either cash or Common Stock; provided that if required by Rule 5635(d)) of The Nasdaq Stock Market Rules, the number of shares of Common Stock issuable to holders of Series E Preferred Stock for redemption shall not exceed 19.99% of the outstanding shares of Common Stock without the approval of the Corporation’s shareholders.”

3.    The Certificate of Designations of Series E Redeemable Preferred Stock of the Corporation is hereby amended by striking out Section 1.1(e)(i)(C) thereof and by substituting in its place the following new Section:

“(C)    Holders of shares of Series E Preferred Stock may elect to redeem their shares of Series E Preferred Stock at any time by delivering to the Corporation’s servicing agent a notice of redemption (the “Holder Redemption Notice”). A Holder Redemption Notice shall be effective as of the last business day of the month after a Holder Redemption Notice is duly received by the Corporation, or its designated agent (such date, a “Holder Redemption Deadline”). Any Holder Redemption Notice received after 5:00 p.m. Eastern time on a Holder Redemption Deadline shall be effective as of the next Holder Redemption Deadline. For all shares of Series E Preferred Stock duly submitted for Redemption on or before a Holder Redemption Deadline, the Corporation shall determine the Settlement Amount on any business day after such Holder Redemption Deadline but before the next Holder Redemption Deadline (such date, the “Holder Redemption Exercise Date”). Within such period, the Corporation may select the Holder Redemption Exercise Date in the Corporation’s sole discretion. The Corporation may, in the Corporation’s sole discretion, permit a holder to revoke their Holder Redemption Notice at any time prior to 5:00 pm, Eastern time, on the business day immediately preceding the Holder Redemption Exercise Date.”

4.    The Certificate of Designations of Series E Redeemable Preferred Stock of the Corporation is hereby amended by striking out Section 1.1(e)(iii) thereof and by substituting in its place the following new Section:

“(iii)    Optional Redemption Following Death of a Holder. Subject to the restrictions described herein and unless prohibited by Nevada law governing distributions to stockholders of a corporation, beginning on the Issuance Date and ending at the end of the third year, the Corporation shall redeem Series E Preferred Stock of a beneficial owner who is a natural person (including a natural person who holds shares of Series E Preferred Stock through an Individual Retirement Account or in a personal or estate planning trust) upon his or her death at the written request of the beneficial owner’s estate at a redemption price equal to the Settlement Amount without application of the Series E Holder Optional Redemption Fee (an “Optional Redemption Following Death of a Holder”). In the Board’s sole and absolute discretion, the Corporation may determine to fulfill an Optional Redemption Following Death of a Holder in either cash or with fully paid and non-assessable shares of Common Stock; provided that if required by Rule 5635(d) of The Nasdaq Stock Market, the number of shares of Common Stock issuable to holders of Series E Preferred Stock for redemption shall not exceed 19.99% of the outstanding shares of Common Stock without the approval of the Corporation’s shareholders.”

5.    The Certificate of Designations of Series E Redeemable Preferred Stock of the Corporation is hereby amended by striking out Section 1.1(e)(iv) thereof and by substituting in its place the following new Section:

“(iv)    Corporation Optional Redemption. Subject to the restrictions described herein and unless prohibited by Nevada law governing distributions to stockholders of a corporation or the terms hereof, a share of Series E Preferred Stock may be redeemed at the Corporation’s option (the “Corporation Optional Redemption”) at any time or from time to time upon not less than 10 calendar days nor more than 90 calendar days written notice to the holders prior to the date fixed for redemption thereof, at a redemption price of 100% of the Stated Value of the shares of Series E Preferred Stock to be redeemed plus accrued but unpaid dividends thereon. In the Board’s sole and absolute discretion, the Corporation may determine to fulfill a Corporation Optional Redemption in either cash or with fully paid and non-assessable shares of Common Stock; provided that if required by Rule 5635(d) of The Nasdaq Stock Market, the number of shares of Common Stock issuable to holders of Series E Preferred Stock for redemption shall not exceed 19.99% of the outstanding shares of Common Stock without the approval of the Corporation’s shareholders. The Corporation shall not exercise the Corporation Optional Redemption prior to the earlier of the second-year anniversary of the date on which a share of Series E Preferred Stock has been issued (the

“Redemption Eligibility Date”). If the Corporation exercises the Corporation Optional Redemption for less than all of the outstanding shares of Series E Preferred Stock, then shares of Series E Preferred Stock shall be selected for redemption on a pro rata basis or by lot across holders of the series of Series E Preferred Stock selected for redemption. If, on the date of the contemplated Corporation Optional Redemption, Nevada law governing distributions to stockholders of a corporation or the terms hereof prevents the Corporation from redeeming all outstanding shares of Series E Preferred Stock to be redeemed, the Corporation may ratably redeem the maximum number of shares of Series E Preferred Stock that it may redeem consistent with such law or provision hereof, and may redeem the remaining shares, in the Board’s sole discretion, in cash or, as soon as it may lawfully do so under such law, with shares of Common Stock. There is no Holder Optional Redemption Fee charged upon a Corporation Optional Redemption.”
6.    The Certificate of Designations of Series E Redeemable Preferred Stock of the Corporation is hereby amended by adding the following passage as a new Section 1.1(f):

“(f)    Listing of Series E Preferred Stock. The Corporation shall provide not less than 60 calendar days prior written notice to the holders of shares of the Series E Preferred Stock before listing the Series E Preferred Stock on a national securities exchange or on an over the counter market.”

7.    These said amendments were duly adopted in accordance with the provisions of Section 78.380 of the Nevada Revised Statutes by the unanimous consent of the members of the Board of Directors of the Corporation.

    IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed and attested to this 16th day of May, 2024.

                            /s/ David Rench______________________
                            David Rench
                            Chief Financial Officer